Exhibit 10.1

Commercial Note Renewal Letter

10 Franklin Road. SE, Suite 100

Roanoke, VA 24011

August 4, 2014

Tracy G. Smith, Senior Vice President and CFO

Optical Cable Corporation

5290 Concourse Drive

Roanoke, VA 24019

Subject: Renewal of Commercial Note and Extension of Maturity Date

Dear Tracy:

SunTrust Bank hereby agrees to renew your open-end revolving line of credit under Commercial Note Number 6899978-18/26/34 (the “Note”), dated August 30, 2013 made by Optical Cable Corporation (the “Borrower”). Upon our receipt of the original of this letter duly executed by you as provided below, we hereby agree to extend the current maturity date of August 31, 2015 to August 31, 2016. If the Note is not renewed, the outstanding principal amount and all unpaid accrued interest will be due and payable on the current maturity date.

Other than the maturity date as changed above, all other terms and conditions of the Note and all other documents executed in connection with the Note remain unchanged unless otherwise agreed in a separate writing by SunTrust. Any collateral or guaranties which currently secure the Note will continue to secure the Note as renewed.

If you have questions regarding this matter, please call me at 540-982-3120.

Sincerely,

/s/ Chad H. Brown

Chad H. Brown

Senior Vice President

SunTrust Bank

Acknowledge your acceptance of the above terms by executing the original of this letter and returning it in the envelope provided no later than August 15, 2014.

By accepting this extension of the Note, the Borrower represents and warrants to SunTrust that all representations and warranties made by the Borrower in the Note and any other documents executed in connection therewith are true and correct on the renewal date, August 4, 2014, and that no event of default exists on such renewal date.

Accepted and agreed this 11th day of August, 2014.

Optical Cable Corporation

By: /s/ Tracy G. Smith

Tracy G. Smith, SVP and CFO